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                                                                   EXHIBIT 10.97

LICENSE AGREEMENT

         This License Agreement (the "Agreement") dated April 29, 1998 (the "Effective Date") is by and between the Administrators of the Tulane Educational Fund, the corporate entity of the Tulane University, a non-profit corporation organized under the laws of the State of Louisiana, located at 1430 Tulane Ave., New Orleans, Louisiana 70112 (hereinafter referred to as TULANE) and Interneuron Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 99 Hayden Avenue, Lexington, Massachusetts, 02173 (hereinafter referred to as INTERNEURON).

W I T N E S S E T H

         WHEREAS, TULANE is the sole owner of certain patent rights developed by Akira Arimura, M.D., Ph.D. and those under his direction and control, and may become a co-owner of certain patent rights in conjunction with Takeda Chemical Industries Ltd. ("Takeda"), all concerning Pituitary Adenylate Cyclase Activating Polypeptide (PACAP) and its use for neuroprotection, and;

         WHEREAS, TULANE desires to use the patent rights to benefit TULANE and to result in public utilization, consistent with TULANE'S educational and research objectives, and is willing to grant a license thereunder; and

         WHEREAS, INTERNEURON desires to obtain a license under the patent rights and has represented to TULANE that it shall commit itself to thorough and diligent efforts to develop, produce, manufacture, market and sell products under the patent rights;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

         1.1 AFFILIATE shall mean (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or


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other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of a party; or (iii) any corporation or business entity of which a party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interests.

         1.2 FIELD shall mean all uses other than those previously licensed by TULANE as specifically set forth in the agreements provided to INTERNEURON and set forth on Schedule 1.2 hereto, or uses related to the promotion or inhibition of spermatogenesis.

         1.3 FIRST COMMERCIAL SALE shall mean, with respect to the LICENSED PRODUCT, the first sale for end use or consumption of such LICENSED PRODUCT in any country in the Territory after all required approvals, including marketing and pricing approvals, have been granted by the governing health authority of such country or, where government approval is not required, the first sale in that country in connection with a launch of LICENSED PRODUCT in that country.

         1.4 GMP MATERIAL shall mean drug substance comprised of PACAP or an active segment or fragment thereof, which is manufactured in accordance with United States current good manufacturing practices.

         1.5 IMPROVEMENTS shall mean any enhancements in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging of INVENTION or LICENSED PRODUCT and shall include any homologs, analogs, derivatives, or conjugates of INVENTION or LICENSED PRODUCT or any new uses of the foregoing discovered or co- discovered under the RESEARCH AGREEMENT.

         1.6 IND shall mean an investigational new drug application and any supplements and additions thereto relating to the use of INVENTION or LICENSED PRODUCT.

         1.7 INVENTION(S) shall mean Pituitary Adenylate Cyclase Activating Polypeptide (PACAP) and any segments or fragments thereof (including their use as a neuroprotectant) discovered by any of the INVENTORS and included in the PATENT RIGHTS or arising under the RESEARCH AGREEMENT.

         1.8 INVENTOR(S) shall mean Akira Arimura, M.D., Ph.D. or those under Dr. Arimura's direction and control.


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         1.9 KNOW-HOW shall mean any information and materials, including but not limited to, discoveries, information, enhancements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which are in TULANE'S possession and control and which relate to INVENTION, LICENSED PRODUCT or IMPROVEMENTS in the FIELD or which are developed, produced, conceived or invented under the RESEARCH AGREEMENT. Such know-how shall include, without limitation, all chemical, pharmaceutical, toxicological, clinical, assay control, manufacturing, regulatory, and any other information which relate to the INVENTION, LICENSED PRODUCT or IMPROVEMENTS.

         1.10 LICENSED PRODUCT shall mean a pharmaceutical preparation in form for human use utilizing the INVENTION or IMPROVEMENTS.

         1.11 MAJOR MARKETS shall mean any of (i) North America, (ii) Japan or
(iii) the European Economic Community ("EEC").

         1.12 NDA shall mean a New Drug Application filed with the U.S. Food and Drug Administration for use of LICENSED PRODUCT.

         1.13 NET SALES shall mean the gross sales amount invoiced for LICENSED PRODUCT by INTERNEURON, its AFFILIATES or sublicensees (which term does not include distributors) to the first independent third party after deducting, if not previously deducted, from the amount invoiced using United States generally accepted accounting principles ("GAAP"): (a) trade, cash, promotional or quantity discounts or rebates or chargebacks actually allowed, (b) recalls, returns and allowances actually credited to third parties, including, without limitation, allowances for breakage and spoilage, (c) sales and excise taxes and other taxes or governmental charges paid by INTERNEURON, which taxes are based or levied on the sales price (and not income) of the LICENSED PRODUCT, (d) transportation, (e) insurance charges if actually included in the gross sales price (not to exceed the original billing or invoice amount), (f) retroactive price reductions, and (g) reserves for bad debts or allowances not covered in
(a) through (f), net of recovery amounts.

         1.14 PATENT RIGHTS shall mean (i) the patents or patent applications, whether domestic or foreign, relating to INVENTION discovered or developed by any of the INVENTORS and listed on Schedule 1.14(a) attached hereto and (ii) contingent upon and after the assignment thereof to TULANE, TULANE's rights in the TAKEDA PATENT RIGHTS, in each case including any patents that may issue thereon and any other patents or patent applications, whether domestic or


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foreign, including any patents that may issue thereon, which during the term of this Agreement are owned or co-owned by TULANE and which relate to LICENSED PRODUCT or their uses or to INVENTIONS or IMPROVEMENTS and which are discovered under the RESEARCH AGREEMENT, including certificates of invention and applications for certificates of invention, all divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates or the like of any such patents and patent applications and foreign equivalents thereof.

         1.15 PROPRIETARY INFORMATION shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is provided by one party to the other party in connection with this Agreement.

         1.16 REGULATORY APPROVAL shall mean, with respect to a given country, the governmental approvals necessary to market LICENSED PRODUCT in such country to the public.

         1.17 REGULATORY DATA shall mean INTERNEURON'S medical, toxicological, pharmacological, preclinical, clinical, adverse reaction reports, processes for manufacturing LICENSED PRODUCT and other data, relating to any LICENSED PRODUCT.

         1.18 RESEARCH AGREEMENT shall mean the Research Funding Agreement dated as of the Effective Date by and between TULANE and INTERNEURON, as amended from time to time, or any other research funding agreements entered into between TULANE and INTERNEURON or an AFFILIATE relating to research by an INVENTOR.

         1.19 SALE or SOLD shall mean the transfer or disposition of a LICENSED PRODUCT commencing with the FIRST COMMERCIAL SALE to a party other than INTERNEURON or AFFILIATE for value whether in the form of cash payments, royalties, fees, stock, or any other form of compensation including but not limited to rights to compounds under the control of other companies or business entities, provided that the value of any compensation other than cash payments shall be determined by mutual agreement between INTERNEURON and TULANE using GAAP as the basis for such agreement. For the purposes of determining NET SALES, a sale shall be deemed to have occurred when an invoice therefor shall be generated or the LICENSED PRODUCT shipped for delivery.


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         1.20 TAKEDA PATENT RIGHTS shall mean the patents and/or patent applications, whether domestic or foreign, currently owned by Takeda subject to TULANE's rights to obtain co-ownership thereof, and listed on Schedule 1.14(b) attached hereto.

ARTICLE II

GRANT OF LICENSE

         2.1 The grant of the License shall be subject to the obligations of TULANE to the United States Government, to the extent such obligations exist with respect to the subject matter of this Agreement, under any and all applicable laws, regulations, executive orders, and circulars, including those set forth in 35 U.S.C. ss.200, et seq.

         2.2 (a) TULANE hereby grants to INTERNEURON, subject to all the terms and conditions of this Agreement and those set forth in Section 2.1 above, an exclusive (even as to TULANE) worldwide, royalty bearing license under the PATENT RIGHTS and KNOW-HOW to manufacture, have manufactured, import, use, offer for sale and sell LICENSED PRODUCT in the FIELD.

                  (b) TULANE hereby grants to INTERNEURON, subject to all the terms and conditions of this Agreement and those set forth in Section 2.1 above, an exclusive (even as to TULANE) worldwide, royalty bearing license under the PATENT RIGHTS and KNOW-HOW generated under the Research Agreement to manufacture, have manufactured, import, use, offer for sale and sell LICENSED PRODUCT.

         2.3 INTERNEURON shall have the right to extend the license granted herein to any AFFILIATE provided that such AFFILIATE consents to be bound by this Agreement to the same extent as INTERNEURON and that INTERNEURON provides to TULANE in writing evidence of such consent.

         2.4 INTERNEURON shall have the right to grant one or more sublicenses under the exclusive license granted hereunder consistent with this Agreement provided that INTERNEURON shall be responsible for the operations of its sublicensees relevant to this Agreement as if such operations were carried out by INTERNEURON including the payment of royalties whether or not paid to INTERNEURON by the sublicensees. INTERNEURON also agrees to use its best efforts to incorporate in each such sublicense all terms with respect to TULANE and TULANE'S rights as


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herein set forth. INTERNEURON further agrees to provide TULANE with a draft of a proposed sublicense agreement (and any amendments thereto) it proposes to enter into, for TULANE'S approval, which will not be unreasonably withheld, before entering into such sublicense and TULANE agrees to use its best efforts to provide such approval within five (5) business days after INTERNEURON provides such draft to TULANE.

         2.5 TULANE reserves the right to practice the PATENT RIGHTS and KNOW-HOW for TULANE's own research and educational purposes; provided, however, that (i) such use is for non- commercial academic purposes only and for no other purpose; and (ii) TULANE shall promptly notify INTERNEURON of any intellectual property, discoveries or inventions relating to or emanating from the INVENTION, LICENSED PRODUCT or IMPROVEMENTS as a result of such use if generated under the RESEARCH AGREEMENT, and that such intellectual property, discoveries or inventions, and any domestic or foreign patents or patent applications that may embody, disclose or claim such further intellectual property, discovery or invention, once conceived and/or reduced to practice in the course of conducting or performing such non-commercial academic activity, shall automatically become part of the PATENT RIGHTS and KNOW-HOW at no additional cost to INTERNEURON.

ARTICLE III

CONFIDENTIAL INFORMATION

         3.1 TULANE and INTERNEURON each agree that all PROPRIETARY INFORMATION which are disclosed by INTERNEURON to TULANE and, to the extent contained in documents marked "CONFIDENTIAL," by TULANE to INTERNEURON, shall be received in strict confidence, used only for the purposes of this Agreement, and not disclosed by the recipient party (except as required by law or court or administrative agency order), its agents or employees without the written consent of an authorized officer of the other party, unless such information (a) was in the public domain at the time of disclosure, (b) later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns, (c) was lawfully disclosed to the recipient party by a third party having the right to disclose it, (d) was already known by the recipient party at the time of disclosure, (e) is developed by the receiving party independently of PROPRIETARY INFORMATION received from the other party, as documented by research and


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development records, or (f) is required to be submitted to a government agency or court to obtain and maintain the approvals and clearances of LICENSED
PRODUCT.

         3.2 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's PROPRIETARY INFORMATION as it uses to protect its own PROPRIETARY INFORMATION. This obligation shall exist while this Agreement is in force and for a period of two
(2) years thereafter except in the event of termination for breach on the part of INTERNEURON, in which event INTERNEURON'S obligation to maintain the PROPRIETARY INFORMATION confidential will exist for a period of five (5) years after termination for breach.

         3.3 Notwithstanding Sections 3.1 and 3.2 above, disclosure of PROPRIETARY INFORMATION may be made by INTERNEURON to governmental agencies to the extent required or desirable to conduct clinical trials or obtain REGULATORY APPROVAL for LICENSED PRODUCT, obtain patents or as required by law or court or administrative agency order. Disclosure may also be made to assignees, sublicensees, distributors, customers, and agents, to nonclinical and clinical investigators, and to consultants, where necessary or desirable, with appropriate safeguards to protect the confidential underlying disclosure. In the event of any required confidential disclosure pursuant to a court order or administrative agency requirement, INTERNEURON shall provide to TULANE as much advance notice of the required disclosure as possible, and TULANE in its sole discretion, may seek through appropriate legal remedies to prevent the required disclosure; provided, however, it is understood that (i) INTERNEURON, including any AFFILIATE, may make disclosure of this Agreement and the terms hereof in a press release and in any filings required by the United States Securities and Exchange Commission and (ii) either party may publicly announce the existence of this Agreement, its financial terms, the areas of responsibility of each party, and the impact of this Agreement upon the financial position of the party.

         3.4 This Agreement may be distributed solely (a) to those employees, agents and independent contractors of TULANE and INTERNEURON who have a need to know its contents, (b) to those persons whose knowledge of its contents will facilitate performance of the obligations of the parties under this Agreement,
(c) to those persons, if any, whose knowledge of its contents is essential in order to permit INTERNEURON to maintain or secure the benefits under policies of


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insurance, or (d) as may be required by law, regulation, or judicial order including any filings required by the Securities and Exchange Commission.

ARTICLE IV

MILESTONES

         4.1 INTERNEURON shall proceed diligently with the development of LICENSED PRODUCT with the goal of obtaining governmental approvals for the marketing of LICENSED PRODUCT. INTERNEURON shall be deemed to satisfy the foregoing obligation if it achieves the following described milestones within the time frame indicated:

                  (a) Commencement of Phase 1 clinical trials -- twenty-four
(24) months from the Effective Date, provided adequate quantities of GMP MATERIAL to conduct preclinical and Phase 1 clinical trials in accordance with INTERNEURON's protocols for such trials are available within twelve (12) months of the Effective Date;

                  (b) Commencement of Phase 2 clinical trials -- twelve (12) months from the successful completion of Phase 1 clinical trials;

                  (c) Commencement of Phase 3 clinical trials -- twelve (12) months from the successful completion of Phase 2 clinical trials;

                  (d) FIRST COMMERCIAL SALE in each MAJOR MARKET in which an NDA or equivalent is approved and, if required in the respective MAJOR MARKET, reimbursement prices acceptable to INTERNEURON are approved -- as soon as practicable after such approvals issue, but no later than six (6) months after such approvals issue. Sales under treatment INDS or analogous regulatory requirements shall not be construed to have satisfied the terms of this milestone.

                  (e) Submission for regulatory approval in each of Japan and the EEC -- two (2) years after U.S. NDA approval, provided that a patent covering the use of LICENSED PRODUCT in the FIELD has issued in the applicable market.

         A milestone shall be deemed to be achieved by INTERNEURON if achieved by any sublicensee or AFFILIATE of INTERNEURON.

         4.2 At the written request of INTERNEURON, TULANE, at the expense of INTERNEURON, agrees to assist and cooperate with INTERNEURON or its sublicensees in the


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preparation and processing of the IND, NDA and any other applications, whether or not similar to the IND or NDA, for REGULATORY APPROVAL.

         4.3 In the event INTERNEURON shall fail to achieve any of the milestones in Section 4.1 (a) through (e) within the time frame indicated, INTERNEURON shall be entitled to a reasonable extension of such time period, not to exceed six (6) months, if requested in writing by INTERNEURON and supported by evidence provided to TULANE of technical difficulties, delays in preclinical or clinical studies, regulatory processes or other commercially justifiable reasons or delays which INTERNEURON could not have reasonably avoided. If INTERNEURON shall fail to achieve any of these milestones for reasons other than those set forth in the preceding sentence, or if INTERNEURON shall fail to achieve a milestone within an applicable six (6) month extension as provided for in the preceding sentence, INTERNEURON shall automatically be entitled to one twelve (12) month extension of the time period (or an additional twelve (12) month extension of the six (6) month extension if the preceding sentence was applicable) for each such milestone in exchange for payments to TULANE of $12,500 per month for each month during the extension period in which the milestone is not met. If any milestones set forth in Section 4.1 (a) through (d) are not met within such twelve (12) month extension, TULANE may, on ninety (90) days prior written notice (and provided INTERNEURON shall not have achieved the milestone during such 90 day period) at its sole discretion, terminate this Agreement or terminate the exclusivity of this Agreement. If the milestone set forth in Section 4.1(e) is not met in either MAJOR MARKET referred to in Section 4.1(e) within such twelve (12) month extension, TULANE may, on ninety (90) days prior written notice (and provided INTERNEURON shall not have achieved the milestone during such 90 day period) at its sole discretion, terminate this Agreement or terminate the exclusivity of this Agreement, in either case solely with respect to the MAJOR MARKET in which the milestone was not met. In the event only the exclusivity of this Agreement is terminated, INTERNEURON shall have no further obligations to achieve the milestones set forth in Section 4.1.

         4.4 INTERNEURON shall own, control and retain primary legal responsibility for the preparation, filing and prosecution of all regulatory filings and applications required to obtain approvals for and/or commercially sell and use LICENSED PRODUCT in each country.

         4.5 Any LICENSED PRODUCT sold by INTERNEURON shall be sold under a trademark selected, owned and maintained by INTERNEURON.


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ARTICLE V

CONSIDERATION

         In consideration of the exclusive license granted by TULANE to INTERNEURON under this Agreement, INTERNEURON agrees to pay TULANE the following:

         5.1 A one-time, non-creditable, non-refundable licensing fee of $100,000 (One Hundred Thousand Dollars) upon execution of this Agreement.

         5.2 One-time milestone payments upon achievement of the particular milestones listed below in the development of LICENSED PRODUCT:

                  (a) $150,000 upon successful completion of a Phase 1 clinical trial, non-creditable and non-refundable;

                  (b) $300,000 upon successful completion of Phase 2 clinical trial, non-creditable and non-refundable;

                  (c) $500,000 upon successful completion of Phase 3 clinical trials, non-creditable and non-refundable;

                  (d) $750,000 upon approval of an NDA in the United States, non-refundable and creditable against future running royalties, provided, however, that under no circumstances shall the royalty payable be reduced by more than 50% of the royalty otherwise due in any calendar quarter;

                  (e) $750,000 upon approval of an NDA in Japan or the EEC whichever comes first, non-refundable and creditable against future running royalties, provided, however, that under no circumstances shall the royalty payable be reduced by more than 50% of the royalty otherwise due in any calendar quarter;

                  (f) $150,000 per year commencing twelve (12) months after the commencement of Phase 3 clinical trials and expiring upon the submission of an NDA in the United States.

         5.3 INTERNEURON shall notify TULANE in writing within thirty (30) days after the achievement of each milestone set forth in 5.2 (a) through (e) and such notice shall be accompanied by payment of the applicable milestone payment. The payments described in 5.2 (a) through (e) above shall be (i) payable only upon the initial achievement of such milestone, and no amounts shall be due hereunder for subsequent or repeated achievement of such milestones and (ii) subject to potential increase under the terms and conditions set forth in
Section 5.5 of this Agreement.


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         5.4 Effective as of the date of FIRST COMMERCIAL SALE of LICENSED
PRODUCT, a running royalty of five percent (5%) of annual NET SALES by INTERNEURON, its AFFILIATES or its sublicensees on any LICENSED PRODUCT if such LICENSED PRODUCT is covered by any patent included in said PATENT RIGHTS in the country where such LICENSED PRODUCT is sold, or a royalty equal to 2.5 percent (2.5%) of annual NET SALES of LICENSED PRODUCT sold in any country where such LICENSED PRODUCT is not covered by any patent included in said PATENT RIGHTS, subject to the following conditions:

                  (i) that only one royalty shall be due with respect to the same unit of LICENSED PRODUCT;

                  (ii) that no royalties shall be due upon the sale or other transfer among INTERNEURON, its AFFILIATES or sublicensees, but in such cases the royalty shall be due and calculated upon INTERNEURON's, its AFFILIATE's or sublicensees' NET SALES to the first independent third party;

                  (iii) that no royalties shall accrue on the disposition of LICENSED PRODUCT in reasonable quantities by INTERNEURON, AFFILIATES or sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose); and

                  (iv) that in those cases where INTERNEURON, its AFFILIATES or its sublicensee sells bulk compound to be incorporated into LICENSED PRODUCT for commercial purposes (excluding sales of bulk compound for development or testing purposes), rather than LICENSED PRODUCT, to an independent third party and excluding sales within or among INTERNEURON, its AFFILIATES or its sublicensees, and is unable to determine NET SALES, the royalty obligations of this
                           Article V shall be applicable to the bulk compound sold.

         5.5 INTERNEURON will pay TULANE twenty-five percent (25%) (a "TRANSFER PAYMENT") of any lump sum, periodic or other cash payments (other than running royalties) received by INTERNEURON from sublicensees of INTERNEURON which payments constitute advance royalties or other consideration for a sublicense agreement relating to PATENT RIGHTS


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and KNOW-HOW, excluding amounts received by INTERNEURON from third parties in connection with the issuance or debt or equity securities in INTERNEURON or to fund research and development of LICENSED PRODUCT; provided, however, that (i) any TRANSFER PAYMENTS made to TULANE under this Section 5.5 that arise as a result of payments from sublicensees that are creditable against royalties payable by such sublicensee to INTERNEURON shall be similarly credited against future running royalties payable to TULANE hereunder; (ii) any TRANSFER PAYMENTS made to TULANE under this Section 5.5 that arise as a result of payments from sublicensees that are refunded by INTERNEURON shall be credited against the milestones payable to TULANE listed under Section 5.2(a) through (e); (iii) in the event that in connection with the execution of a sublicense agreement INTERNEURON issues to a sublicensee equity or debt securities (and "INTERNEURON INVESTMENT") in exchange for cash or equity securities of the sublicensee then, upon the achievement of the first milestone listed under Section 5.2 (a) through
(e) which occurs after the date of execution of the sublicense agreement, the milestone payment otherwise due TULANE upon achievement of the applicable milestone event shall be increased by 25% of the cash received by INTERNEURON in exchange for the INTERNEURON INVESTMENT or, if INTERNEURON receives equity securities, 25% of the number of securities received by INTERNEURON, up to a maximum increase in the milestone payment of $500,000 (or securities having a fair market value of $500,000); (iv) only one TRANSFER PAYMENT shall be due with respect to the same payment or investment made to or in INTERNEURON by a sublicensee and (v) TRANSFER PAYMENTS shall be payable within sixty (60) days of receipt by INTERNEURON of the applicable payment from a sublicensee except for payments due under subparagraph (iii) which shall be payable at the time the applicable milestone payment is payable.

         5.6 Beginning with the calendar year in which the FIRST COMMERCIAL SALE of LICENSED PRODUCT is made, a minimum payment of $250,000 will be paid to TULANE, which minimum payment will be applicable against payments required under paragraph 5.4. Such minimum payment of $250,000 shall be paid to TULANE each succeeding year, which succeeding minimum payment will be applicable against payments required under paragraph 5.4.

         5.7 Commencing at such time as generic product prescriptions exceed twenty five percent (25%) of prescriptions of LICENSED PRODUCT over any six month period, on a country by country basis, no running royalties will be due on SALES of LICENSED PRODUCT in said country.

         5.8 If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article V, INTERNEURON shall make such withholding


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payments as required and subtract such withholding payments from the payments set forth in this Article V. INTERNEURON shall submit appropriate proof of payment of the withholding taxes to TULANE within a reasonable period of time. INTERNEURON will use efforts consistent with its usual business practices to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future double taxation treaties or agreements between foreign countries, and the parties shall cooperate with each other with respect thereto, with the appropriate party under the circumstance providing the documentation required under such treaty or agreement to claim benefits thereunder.

         5.9 If a compulsory license is granted to a third party with respect to LICENSED PRODUCT in any country in which LICENSED PRODUCT is covered by an issued patent included in the PATENT RIGHTS with a royalty rate lower than the royalty rate provided by Section 5.4, then the royalty rate to be paid by INTERNEURON on Net Sales in that country under Section 5.4 shall be reduced to the rate paid by the compulsory third party licensee.

ARTICLE VI

REPORTS AND REPORTING

         6.1 Within three (3) months after March 31, June 30, September 30, and December 31 of each year, INTERNEURON shall deliver to TULANE a true and accurate report, showing the SALES of LICENSED PRODUCT by INTERNEURON, its AFFILIATES and its sublicensees, on a country-by-country basis if any exist, during each three (3) calendar months preceding March 31, June 30, September 30, and December 31 (each, a "Royalty Payment Period") as are pertinent to an accounting for payments hereunder. Such report shall include at least (a) the quantities of LICENSED PRODUCT manufactured and sold by INTERNEURON; (b) the gross amount invoiced from total SALES and computation of NET SALES of LICENSED PRODUCT on a country by country basis; (c) the calculation of royalties thereon; and (d) the total royalties so computed and due TULANE; and (e) designation of all payments received by INTERNEURON subject to Section 5.5 of this Agreement during the aforementioned periods. Simultaneously with the delivery of each report, INTERNEURON shall pay to TULANE the amount, if any, due for the period of such report. If no payments are due, it shall be so reported. In the event restrictions on the transfer of currency exist in any country so as to prevent INTERNEURON from making payments in the United States, INTERNEURON shall take all reasonable steps to obtain a waiver of such restrictions


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



or to otherwise enable INTERNEURON to make such payments, failing which INTERNEURON make the royalty payments due upon sale in such country in local currency and deposit such payments in a local bank or other depository agreed to the parties.

         6.2. Beginning twelve (12) months after the Effective Date and annually on such date thereafter INTERNEURON shall deliver to TULANE a written report as to INTERNEURON'S efforts and accomplishments during the preceding year in developing and commercializing LICENSED PRODUCT and its development and commercialization plans for the upcoming year.

         6.3 Amounts payable under this Agreement shall be paid in U.S. dollars to TULANE or in such other currencies as the parties may agree upon in writing. Such payments shall be subject to applicable law and regulations existing at the place of remittance. NET SALES of LICENSED PRODUCT not denominated in U.S. dollars and the royalties payable thereon shall first be determined in the currency in which such LICENSED PRODUCT was sold and shall then be converted into the equivalent number of U.S. dollars in accordance with GAAP based on the average of the conversion rates on the first and last business day of each month during each Royalty Payment Period, as published in the Wall Street Journal, Eastern edition.

         6.4 During the Term of this Agreement and for three (3) years thereafter, INTERNEURON shall keep complete and accurate records of its, its AFFILIATES' and its sublicensees' SALES and NET SALES of LICENSED PRODUCT under the license granted in this Agreement in sufficient detail to enable the royalties payable hereunder to be determined. Upon the written request of TULANE and not more than once in each year, INTERNEURON shall permit a firm of independent accountants (who shall be reasonably acceptable to INTERNEURON), at TULANE'S expense, to periodically examine such of INTERNEURON'S books, ledgers, and records during regular business hours at times mutually convenient to the parties and upon reasonable notice to INTERNEURON for the purpose of and to the extent necessary to verify any report required under this Agreement for any year ending not more than thirty-six (36) months prior to the date of such request. If such audit finds that any royalties were owed during such period, INTERNEURON shall pay the additional royalties within thirty (30) days of the date TULANE delivers to INTERNEURON such accounting firm's written report so concluding and, in the event that the amounts due to TULANE are determined to have been underpaid by more than five percent (5%), INTERNEURON shall pay the cost of such examination, as well as accrued interest on the additional royalties due at an annual rate equal to two percent (2%) over the prime rate, as published in the Wall Street Journal, Eastern edition. Upon the expiration of thirty-six (36) months following the end of any year the calculation of royalties payable with respect to such year shall be binding and conclusive upon TULANE, and INTERNEURON and its sublicensees shall be released from any liability or accountability with respect to royalties for such year. TULANE shall treat all financial information subject to review under this Section 6.4 or under any sublicense agreement in accordance with the confidentiality provisions of this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

         7.1 (a) Each party represents and warrants to the other that:

                           (i) it is a corporation duly incorporated and validly
existing under the laws of its jurisdiction of incorporation, with full power and authority to own or license its properties and conduct its business as currently owned or licensed and conducted;

                           (ii) it has the corporate power and authority to
execute and deliver this Agreement, and to carry out all the terms and provisions hereof to be carried out by it;

                           (iii) the execution and delivery of this Agreement
have been duly authorized by all necessary corporate action and this Agreement has been duly executed and delivered by it and is a legal, valid and binding obligation enforceable in accordance with its terms;

                  (b)      TULANE represents and warrants that:

                           (i) the PATENT RIGHTS listed on Schedule 1.14(a) are
owned solely by TULANE free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has any valid claim of ownership with respect to the PATENT RIGHTS and KNOW-HOW, whatsoever, except as may be subject to the rights of the United States Government;

                           (ii) it has not previously assigned, transferred,
conveyed or otherwise encumbered its right, title and interest in the PATENT RIGHTS or KNOW-HOW or entered into any agreement with any third party which is in conflict with the rights granted to INTERNEURON pursuant to this Agreement, except as set forth on Schedule 1.2 to this Agreement;

                           (iii) to its knowledge, the PATENT RIGHTS and
KNOW-HOW practiced as contemplated herein and the development, importation, manufacture, use, offer for sale and sale of LICENSED PRODUCT does not and will not infringe any patent rights owned or possessed by any third party;

                           (iv) there are no claims, judgments or settlements
against or owed by TULANE or pending or, threatened claims or litigation relating to the PATENT RIGHTS and KNOW-HOW; and

                           (v) it has disclosed to INTERNEURON all information
known by it that is reasonably believed by TULANE to be related to the PATENT RIGHTS and the activities contemplated under this Agreement.

                  (c) EXCEPT AS SET FORTH IN THIS AGREEMENT TULANE MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE QUALITY, COMMERCIAL UTILITY, PATENTABILITY, FREEDOM FROM INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER CHARACTERISTICS OF THE PATENT RIGHTS.

ARTICLE VIII

INFRINGEMENT

         A.  Infringement Action Brought By a Third Party

         8.1 If INTERNEURON, its AFFILIATES or sublicensees or TULANE is (are) notified that INTERNEURON, its AFFILIATES, sublicensees or TULANE allegedly infringe(s) any patent owned by or licensed to a third party, in connection with any of the activities contemplated by this Agreement, TULANE or INTERNEURON shall promptly notify the other in writing.

         8.2 TULANE shall have no obligation to defend or settle any claim by a third party that the manufacture, importation, offer for sale, sale, or other use of the INVENTION, LICENSED PRODUCT, or IMPROVEMENTS infringes any patent right owned by or licensed to the third party.

         8.3 If a third party makes an infringement claim or files an infringement action against TULANE, INTERNEURON, its AFFILIATES or sublicensees arising out of INTERNEURON's. its AFFILIATE'S or sublicensee's manufacture, importation, offer for sale, sale, or other use of the INVENTION, LICENSED PRODUCT or IMPROVEMENTS, INTERNEURON shall defend the claim or action at its expense and shall have the right to settle the claim or action at its expense. TULANE shall, at INTERNEURON'S request, cooperate with INTERNEURON by providing relevant records, documents, samples, information and such other assistance as may be appropriate with respect to such action.

         8.4 INTERNEURON shall defend, hold harmless, and indemnify TULANE from and against any loss, expense (including reasonable attorneys' fees, court costs, and other legal expenses), injury, damage, or act resulting from any infringement action referred to in Section 8.3.

         8.5 Should INTERNEURON, its AFFILIATES, or sublicensees obtain one or more licenses under any patent not licensed hereunder, which are required in order to make, use, or sell the INVENTIONS or LICENSED PRODUCT in a particular country (whether as a condition of settlement of an infringement action, by court order or otherwise required), the royalties payable to TULANE for sale in the country involved shall be reduced by the amount of the royalty payable by INTERNEURON, its AFFILIATES, or sublicensees, under any or all such additional licenses; provided that in no circumstances shall the royalty provided for herein be reduced by more than a total of fifty percent (50%) of royalties otherwise due in the country involved.

         8.6 In the event INTERNEURON, its AFFILIATES, or sublicensees, is permanently enjoined from exercising its license rights granted hereunder pursuant to an infringement action brought by a third party, or if the proposed terms of settlement or judgment render the production of LICENSED PRODUCT impracticable in INTERNEURON'S reasonable judgment, then INTERNEURON shall have the right to terminate this Agreement with respect to the country where the action is or was pending following thirty (30) days' written notice to TULANE.

         B.  Infringement Action Brought Against a Third Party

         8.7 If any third party shall, in the reasonable opinion of either party, infringe any of the PATENT RIGHTS, then such party shall promptly notify the other party. INTERNEURON (or its AFFILIATES or sublicensee) shall have the initial sole right to commence an action for infringement against the third party, in its own name and/or in the name of TULANE, together with the right to enforce and collect any judgment thereon. If INTERNEURON (or its sublicensee) elects to exercise the right to commence an action, then TULANE shall, at INTERNEURON'S request, and at INTERNEURON'S expense for TULANE'S out-of-pocket costs and expenses, assist in the prosecution of such action, including, but not limited to, consenting to being joined in such action as a voluntary plaintiff. INTERNEURON shall bear its own internal and external legal and other costs and expenses associated with the prosecution of the action. TULANE shall have the right to independently retain legal counsel and consultants, at TULANE'S sole cost and expense, but such counsel or consultants shall not have the right to affect INTERNEURON'S (or its AFFILIATE(S) or sublicensee(s)) sole management of the prosecution of the action.

         8.8 Any monetary recovery (whether by settlement or judgment) in connection with an infringement action commenced by INTERNEURON or its AFFILIATE or sublicensee shall be applied first to reimburse INTERNEURON, its AFFILIATE and its sublicensee, if applicable, for their out-of-pocket expenses (including reasonable attorneys fees) incurred in prosecuting such action and the expenses of TULANE borne by INTERNEURON hereunder. Any balance remaining shall be shared between INTERNEURON and TULANE in the ratio of 75:25 (INTERNEURON:
TULANE), respectively.

         8.9 Should neither INTERNEURON, its AFFILIATE nor its sublicensee take appropriate and diligent action with respect to any such infringement within three months after receiving notice of any infringement or possible infringement, then TULANE shall have the right but not the obligation to take such action, at its own expense, in its own name, and the right to enforce and collect and keep the entirety of any judgment thereon.

         8.10 Neither party shall settle any infringement action without the prior consent of the other party, not to be unreasonably denied or delayed.

ARTICLE IX

PATENTS

         9.1 TULANE shall use all commercially reasonable efforts to obtain the assignment by TAKEDA to TULANE of TULANE's interest in the TAKEDA PATENT RIGHTS, whereupon the TAKEDA PATENT RIGHTS shall automatically become part of the PATENT RIGHTS and subject to this Agreement at no additional cost to INTERNEURON.

         9.2 Ownership of PATENT RIGHTS shall remain with TULANE either solely or jointly with Takeda, as the case may be, subject to the license granted hereunder. INTERNEURON, using counsel of its choice, shall prosecute and maintain patents and patent applications included in the PATENT RIGHTS, which are owned solely by TULANE. TULANE shall be provided with copies of all patents and patent applications and shall be entitled to review and comment upon all actions undertaken in the prosecution and maintenance of all patents and patent applications owned solely by TULANE. TULANE shall use its best efforts to obtain Takeda's agreement to permit INTERNEURON, through INTERNEURON's counsel of choice, to assist Takeda, on behalf of TULANE, with the prosecution and maintenance of all patents and patent applications included in the TAKEDA PATENT RIGHTS. Moreover, TULANE shall use its best efforts to ensure that INTERNEURON shall receive from Takeda or its agents copies of all appropriate documents relating to the prosecution and maintenance of the TAKEDA PATENT RIGHTS including, but not limited to, copies of correspondence, office actions, responses, appeals and the like. INTERNEURON shall be entitled to review and comment upon all actions in a reasonable time in advance of when such actions are due or undertaken in the prosecution and maintenance of the TAKEDA PATENT RIGHTS.

         9.3 The costs for preparing, filing, prosecuting, and maintaining patents and patent applications included in the PATENT RIGHTS, which are owned solely by TULANE, and one-half the costs for preparing, filing, prosecuting and maintaining patents and patent applications included in the PATENT RIGHTS, which become jointly owned by TULANE with Takeda, shall be borne by INTERNEURON. INTERNEURON'S obligation to pay patent prosecution and maintenance costs shall continue as long as this Agreement remains effective.

         9.4 TULANE shall have the right to terminate this license in any particular country only in which INTERNEURON fails to pay the costs set forth in paragraph 9.2 above, according to the provisions of Article 11.3.

ARTICLE X

INTELLECTUAL PROPERTY OWNED SOLELY BY INTERNEURON

         Ownership of all intellectual property rights related to INVENTIONS, LICENSED PRODUCT or IMPROVEMENTS, including, but not limited to, modifications, technical information, know-how, delivery systems, processes, procedures, compounds, compositions, methods, formula, protocol, techniques or any improvements thereon (whether or not patentable), which are conceived or made solely by INTERNEURON, its employees or agents, or its AFFILIATES, and ownership of any corresponding domestic and foreign patent applications and patents, trademarks, tradenames, copyrights, trade dress, trade secrets, designs and the like (collectively, "INTERNEURON RIGHTS"), shall accrue to and remain with INTERNEURON.

ARTICLE XI

TERM AND TERMINATION

         11.1 This Agreement shall become effective on the Effective Date. Unless sooner terminated as provided for below, this Agreement shall continue in effect for ten (10) years after the FIRST COMMERCIAL SALE of the LICENSED PRODUCT or until the expiration of the last to expire of any patent included in the PATENT RIGHTS, whichever is longer on a country by country basis. Thereafter, INTERNEURON shall have a fully paid up license without further obligation to TULANE.

         11.2 The provisions of ARTICLE III (Confidentiality) and ARTICLE XIII (Indemnification) shall survive termination or expiration of this Agreement in accordance with their respective terms.

         11.3 Unless otherwise specified, if (1) either party breaches any material obligation imposed by this Agreement; (2) either party makes any general assignment for the benefit of its creditors; (3) a petition is filed by or against either party, or any proceeding is initiated against either party as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; or (4) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of either party's assets or property, then the other party may, at its option, send a written notice that it intends to terminate the license granted by this Agreement.

         11.4 If the party in breach does not cure the breach or remedy the event within ninety (90) days from the notice date, then the other party shall have the right to terminate the license granted by this Agreement, which termination shall be effective immediately upon the date of mailing of a written notice of termination to the party in breach.

         11.5 Notwithstanding anything contained herein to the contrary, INTERNEURON shall have the right to terminate this Agreement at any time by giving ninety (90) days written notice to TULANE in the event of any event, condition or regulatory action that affects the safety or efficacy or marketability of LICENSED PRODUCT or in the event INTERNEURON is unable to obtain sufficient quantities of GMP MATERIAL to conduct clinical trials. In the event of such termination, (i) the rights and obligations hereunder, including any payment obligations not due and owing as of the termination date, shall terminate and (ii) INTERNEURON shall have no further rights with respect to the PATENT RIGHTS or KNOW-HOW.

         11.6 Upon termination of this Agreement for any cause, nothing herein shall be construed to release either party of any obligation that has matured prior to the effective date of such termination. INTERNEURON may, after the effective date of such termination, sell all LICENSED PRODUCT that it may have on hand at the date of termination, provided that it pays earned royalty thereon as provided in this Agreement.

         11.7 In the event of termination of this Agreement for material breach by INTERNEURON, INTERNEURON agrees no longer to use any of the PATENT RIGHTS or KNOW-HOW after the effective date of termination. In such event, upon the written request of TULANE, INTERNEURON and TULANE shall negotiate in good faith an agreement granting TULANE a license to use INTERNEURON'S REGULATORY DATA and INTERNEURON RIGHTS in exchange for the following payments and such other terms and conditions as INTERNEURON and TULANE may mutually agree:

                  (a) payments equal to 30% of royalties received by TULANE for any license by TULANE utilizing the REGULATORY DATA or the INTERNEURON RIGHTS, not to exceed the following percentages of net sales (to be defined similarly to NET SALES) of products:

                           (i) if termination of this Agreement occurs prior to
commencement of Phase 1 clinical trials: 2% of net sales;

                           (ii) if termination of this Agreement occurs after
commencement of Phase 1 clinical trials but before completion of Phase 2 clinical trials: 4% of net sales;

                           (iii) if termination occurs after completion of Phase
2 clinical trials: 8% of net sales; and

                  (b) a payment equal to 30% of any payments received by TULANE from a licensee of TULANE other than royalties.

         11.8 In the event of termination of this Agreement by INTERNEURON, upon written request of TULANE, INTERNEURON and TULANE shall negotiate in good faith an agreement granting TULANE a license to use INTERNEURON'S REGULATORY DATA and INTERNEURON RIGHTS in exchange for payments equal to 50% of the payments set forth in Section 11.7 of this Agreement.

ARTICLE XII

ASSIGNMENT

         This Agreement shall not be assignable in whole or in part by any party without the written consent of the other which consent shall not be unreasonably withheld and shall be given provided that the assignment is consistent with the parties' overall objectives in connection with this Agreement; provided, however, that INTERNEURON may, without such consent, assign the Agreement in whole or in part and its rights and obligations hereunder or in connection with the transfer or sale of all or substantially all of its assets related to LICENSED PRODUCT or all or substantially all of its business or in the event of its merger or consolidation or change in control or similar transaction. Any assignee shall assume all obligations of its assignor under this Agreement.

ARTICLE XIII

INDEMNIFICATION

         13.1 TULANE assumes no responsibility for the manufacture or product specification or end-use of any LICENSED PRODUCT which is manufactured by or sold by or for INTERNEURON.

         13.2 INTERNEURON shall defend, hold harmless and indemnify TULANE, its administrators, trustees, officers, directors, employees and agents and the insurers of TULANE and the successors and heirs of the insurers and these persons, at the expense of INTERNEURON, from any and all claims, causes of action, court or administrative orders, and liability (including, but not limited to, product liability, strict liability, and negligence and including, but not limited to, personal injury and property damage, including environmental damage) for any loss, expense (including reasonable attorneys' fees, court costs, and other legal expenses) injury, damage, or act arising out of the use of any product or service utilizing the PATENT RIGHTS or LICENSED PRODUCT, or arising out of the negligence or wilful malfeasance of INTERNEURON or its employees or agents in the manufacture, use or sale of LICENSED PRODUCT except to the extent such liability arises from the negligence of TULANE. INTERNEURON agrees to maintain product liability insurance naming TULANE as additional insured with a reputable insurance company approved by TULANE, in an amount not less than Three Million Dollars ($3,000,000.00) per person per occurrence with an aggregate limit of Ten Million Dollars ($10,000,000). At TULANE's request, INTERNEURON agrees to provide TULANE with a certified copy of such policy or policies within thirty (30) days of purchase of each policy, which insurance will be obtained no later than thirty (30) days prior to the commencement of clinical trials.

         13.3 TULANE shall hold harmless and indemnify INTERNEURON from liability resulting from TULANE'S acts or omissions within the terms of this Agreement; provided however, TULANE shall not indemnify or hold INTERNEURON harmless from any claims, demands, or causes of action arising in favor of any person or entity growing out of, incident to, or resulting directly or indirectly from negligence (whether sole, joint, concurring or otherwise) of INTERNEURON, its officers, agents, representative, or employees, or any person or entity not subject to TULANE'S supervision or control.

ARTICLE XIV

GENERAL

         14.1 TULANE will be free to publish the results of any research related to INVENTIONS and use any information for purposes of research, teaching, and other educationally-related matters under the following conditions: In order to avoid loss of PATENT RIGHTS as a result of premature disclosure of patentable information, TULANE shall submit any prepublication or predisclosure material in the FIELD to INTERNEURON for review at least thirty (30) days prior to planned submission for publication or disclosure. INTERNEURON shall have the right to request alterations or revisions, and such request shall not be unreasonably withheld. INTERNEURON shall notify TULANE within such thirty (30) days whether it desires to file patent applications on any inventions contained in the material and in such case, TULANE shall proceed to file a patent application in due course at the expense of INTERNEURON. INTERNEURON may request a delay in submission for publication, but in no event shall such delay exceed an additional sixty (60) days. If the proposed materials contain confidential information of INTERNEURON, TULANE shall, at INTERNEURON'S request, delete said confidential information from the intended publication.

         14.2 If there is any dispute between INTERNEURON and TULANE arising under this Agreement, the parties shall first attempt initially to solve all claims, disputes, or controversies by conducting good faith negotiations. If the Parties are unable to settle the matter between themselves, the matter shall thereafter be resolved by an appropriate alternative dispute resolution mechanism, including mediation, arbitration, or otherwise. In the event the parties cannot agree on an appropriate alternative dispute mechanism, the dispute shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association (AAA). Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. The arbitration shall be conducted in Louisiana or, if requested by INTERNEURON and if INTERNEURON agrees to pay the related out-of-pocket expenses of TULANE to attend such arbitration, Delaware, by a panel of three arbitrators: one arbitrator shall be appointed by each of INTERNEURON and TULANE and the third shall be appointed by the American Arbitration Association and each shall have demonstrable experience in, or knowledge of, the drug development and registration process in one or more of the MAJOR MARKETS. The decision of the arbitrators shall be final and binding on the parties with respect to the subject matter thereof, and judgment upon the award rendered by the arbitrators may be entered in any court with competent jurisdiction. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each party shall bear its own costs and expenses incurred in connection with any arbitration proceeding, and the parties share equally the costs of the arbitration levied by the AAA.

         14.3 This Agreement constitutes the complete agreement between the parties with regard to the PATENT RIGHTS. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representative of the parties.

         14.4 INTERNEURON agrees not to use the names of TULANE or any member of its staff in sales promotions or advertising or in any other form of publicity without the written permission of TULANE, except in accordance with Article III, which permission shall not be unreasonably withheld and shall be given promptly.

         14.5 Headings included herein are for convenience only and shall not be used to construe this Agreement.

         14.6 Failure of either party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

         14.7 This Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of Delaware without regard to Delaware's internal conflict of law principles.

         14.8 If any provision of this Agreement shall be found to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity of enforceability of this Agreement. The parties shall replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

         14.9 INTERNEURON shall comply in all material respects with all laws, governmental regulations, and standards applicable to the manufacture, distribution, sale, promotion, and use of all LICENSED PRODUCT.

         14.10 To the extent required by applicable law, INTERNEURON shall mark all LICENSED PRODUCT or their containers in accordance with the applicable patent marking laws.

         14.11 INTERNEURON agrees to register this Agreement with any foreign governmental agency which requires such registration, and INTERNEURON shall pay all costs and legal fees in connection therewith.

         14.12 TULANE agrees to report to INTERNEURON as soon as possible any information received from any source concerning any major unexpected side effect, adverse reaction or injury and any substantial increase in the number of unexpected side effects, adverse reactions or injuries associated with the use and marketing of LICENSED PRODUCT, whether or not determined to be attributable thereto. INTERNEURON agrees to report to TULANE similar information as set forth in the preceding sentence at such time as such information is, and to the extent required to be, submitted to the FDA.

         14.13 To the extent required by applicable United States laws, if at all, INTERNEURON agrees that LICENSED PRODUCT will be manufactured in the United States, or its territories, subject to such waivers as may be required or obtained, if at all, from the United States Government.

ARTICLE XV

NOTICES

         15.1 All notices, disclosures, and all other communications hereunder shall be in writing and shall be deemed to be duly given if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), or delivered by courier service or mailed by registered or certified mail prepaid and return receipt requested) addressed as follows:

         (a)  If to INTERNEURON:

                  Interneuron Pharmaceuticals, Inc.
                  99 Hayden Avenue
                  Lexington, MA  02173
                  Attn:  Glenn L. Cooper, M.D., President
                         and Chief Executive Officer
                  Fax No.: (781) 862-3859


         (b)  If to TULANE:

                  John C. LaRosa, Chancellor
                  Tulane University Medical Center
                  1430 Tulane Avenue SL 76
                  New Orleans, Louisiana 70112
                  Attn:  Office of Technology Development

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

INTERNEURON PHARMACEUTICALS, INC.:

By:         /s/  Mark Butler
    ---------------------------------
Mark Butler, Executive Vice President
  and Chief Administrative Officer

Date:        April 29, 1998
    ---------------------------------

THE ADMINISTRATORS OF THE TULANE EDUCATIONAL FUND:

By:        /s/ John  C. LaRosa
    ---------------------------------
John C. LaRosa, Chancellor
Tulane University Medical Center

Date:        April 29, 1998
    ---------------------------------


Agreed and Acknowledged By:



       /s/ Akira Arimura
    ---------------------------------
Akira Arimura, M.D., Ph.D.

                                  SCHEDULE 1.2


Patent License Agreement by and between the Administrators of the Tulane Educational Fund and Peninsula Laboratories effective July 7, l992 concerning Pituitary Adenylate Cyclase Activating Polypeptide (PACAP) for use as a reagent for scientific research.

Patent License Agreement by and between the Administrators of the Tulane Educational Fund and American Peptide Company effective December 1, l991 concerning Pituitary Adenylate Cyclase Activating Polypeptide (PACAP) for use as a reagent for scientific research.

Patent License Agreement by and between the Administrators of the Tulane Educational Fund and Bachem California effective August 1, l992 concerning Pituitary Adenylate Cyclase Activating Polypeptide (PACAP) for use as a reagent for scientific research.

Patent License Agreement by and between the Administrators of the Tulane Educational Fund and Peptide Institute, Inc. effective July 7, l992 concerning Pituitary Adenylate Cyclase Activating Polypeptide (PACAP) for use as a reagent for scientific research.

                                SCHEDULE 1.14(A)


Pituitary Adenylate Cyclase Activating Polypeptide (PACAP) Patents owned solely by the Administrators of the Tulane Educational Fund


U.S. Patent #5,128,242 entitled "Novel Hypothalamic Polypeptides with Adenylate Cyclase Stimulating Activity", filed 6/19/89. Issued 7/7/92

Canadian patent application - #CA 2,018,714 filed 6/11/90 entitled"Novel Hypothalamic Polypeptides with Adenylate Cyclase Stimulating Activity"

Japanese patent application - #2-158,895 filed 6/19/90 entitled "Novel Hypothalamic Polypeptides with Adenylate Cyclase Stimulating Activity"

Japanese filing - 08-510838, National Stage of PCT/US94/10752 entitled "Method and Pharmaceutical Composition for Prevention and Treatment of Brain Damage".

U.S. Serial #08/809,500 entitled "Method and Pharmaceutical Composition for Prevention and Treatment of Brain Damage", National Stage of PCT/US95/12057, which was a continuation of PCT/US94/10753.

                                SCHEDULE 1.14(B)


Pituitary Adenylate Cyclase Activating Polypeptide (PACAP) patents invented jointly with Takeda Chemical Industries, Ltd. These patents will become part of the Patent Rights, contingent upon co-assignment by Takeda Chemical Industries Ltd. to the Administrators of the Tulane Educational Fund, which assignments have not been finalized on the effective date of this License.

U.S. Patent #5,198,542 entitled "DNA Encoding a Pituitary Adenylate Cyclase Activating Protein and Use Thereof"

U.S. Patent #5,326,860 entitled "Pituitary Adenylate Cyclase Activating Protein Precursor"

U.S. Patent #5,521,069 entitled "Genomic DNA Exons Having Exons Encoding Human Pituitary Adenylate Cyclase Activity Peptide With 38 Amino Acids Residues (PACAP38) And A Promoter Thereof"

European patent application # 96114503.4- entitled "Polypeptide Having c-AMP Producing Activity for the Prevention of Neuronal Cell Death". Published application EP-0768090-A2.



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